UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 30, 2009
Cardica, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51772 (Commission File Number)	94-3287832 (IRS Employer Identification No.)

900 Saginaw Drive, Redwood City, CA (Address of Principal Executive Offices)	94063 (Zip Code)
Registrant’s telephone number, including area code: (650) 364-9975
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     On May 22, 2009, Cardica, Inc. (the “Company”) announced that it received a letter, dated May 19, 2009, from the Listing Qualifications Department of The NASDAQ Stock Market notifying the Company that it did not comply with the $10.0 million minimum stockholders’ equity requirement for continued listing on The NASDAQ Global Market set forth in NASDAQ Marketplace Rule 5450(b)(1)(A). NASDAQ’s determination was based on a review of the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2009. As provided in the NASDAQ rules, the Company timely submitted to the NASDAQ Staff a plan to continue listing on The NASDAQ Global Market. NASDAQ granted the Company an extension until September 1, 2009, to regain compliance with the listing standards.
     On September 2, 2009, the Company received a second letter from the Listing Qualifications Department of The NASDAQ Stock Market notifying the Company of its determination that the Company had failed to meet the terms of the extension because the Company failed to publicly disclose a compliant stockholders’ equity balance by September 1, 2009. Pursuant to the NASDAQ rules, the Company may either apply for listing on The NASDAQ Capital Market, provided it meets the continued listing requirements of that market, or appeal the decision to a NASDAQ Listing Qualifications Panel. The Company requested a hearing to appeal the decision, and the Company’s securities will remain listed on The NASDAQ Global Market pending a decision by the Panel following the hearing. The hearing was set for October 15, 2009.
     On September 30, 2009 (the “Issuance Date”), the Company issued an aggregate of 8,142,082 shares of common stock and warrants to purchase up to 4,071,046 shares of common stock for aggregate gross proceeds of approximately $10,200,000 (the “Private Placement”). The Private Placement was issued and sold pursuant to a Securities Purchase Agreement, dated September 25, 2009, between the Company and certain purchasers identified on the signature pages thereto (the “Purchasers”). The per unit purchase price of a share of common stock and a warrant to purchase one half (1/2) of a share of common stock was $1.2525. The warrants will become exercisable on the date that is six months from the Issuance Date, at an exercise price of $1.45 per share, and will have a five year life. There were no underwriters or placement agents involved with the Private Placement. The issuance was made in reliance on Rule 506 promulgated under the Securities Act of 1933, as amended, and was made without general solicitation or advertising. Each Purchaser represented that it is an accredited investor with access to information about the Company sufficient to evaluate the investment and that the common stock and warrants were being acquired without a view to distribution or resale in violation of the Securities Act of 1933, as amended. A Form D filing will be made in accordance with the requirements of Regulation D. The Company and the Purchasers have also entered into a Registration Rights Agreement, dated September 25, 2009, pursuant to which the Company has agreed to file within 30 days after the Issuance Date one or more registration statements registering for resale the shares of common stock and shares of common stock issuable upon exercise of the warrants sold in the Private Placement.
     As a result of the Private Placement, the Company believes that, as of the date of this Current Report on Form 8-K, it has regained compliance with the $10.0 million minimum stockholders’ equity requirement for continued listing on The NASDAQ Global Market set forth in NASDAQ Marketplace Rule 5450(b)(1)(A). Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of the Company’s next periodic report the Company does not evidence compliance, the Company may be subject to delisting.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardica, Inc. (Registrant)

Date: October 7, 2009	/s/ Robert Y. Newell Robert Y. Newell, Chief Financial Officer